Exhibit 99.1

545 E. John Carpenter Freeway, Suite 1300 Irving, TX 75062 ph: 972-444-4900 nyse: fch

For Immediate Release:
FELCOR ANNOUNCES THE EXPIRATION OF THE TENDER OFFER FOR ANY AND ALL OF ITS OUTSTANDING 6.75% SENIOR SECURED NOTES DUE 2019
IRVING, Texas…May 20, 2015 - FelCor Lodging Trust Incorporated Incorporated (NYSE: FCH) today announced that the previously announced cash tender offer by its operating partnership, FelCor Lodging Limited Partnership (“FelCor LP”), to purchase any and all of the outstanding aggregate principal amount of its 6.75% Senior Secured Notes due 2019 (the “Notes”) expired at 5:00 p.m., New York City time, on Wednesday, May 20, 2015 (the “Expiration Time”). As of the Expiration Time, $460,957,000 aggregate principal amount of the Notes (87.80%) were validly tendered, which excludes $1,009,000 aggregate principal amount of the Notes that remain subject to guaranteed delivery procedures. FelCor expects to accept for payment all Notes validly tendered and not validly withdrawn in the tender offer and expects to make payment for the Notes on May 21, 2015. Pursuant to the terms of the tender offer, Notes not tendered in the tender offer will remain outstanding. FelCor LP will deliver a redemption notice for any and all outstanding Notes pursuant to the terms of the Indenture, as amended, governing the Notes, and all remaining outstanding Notes will be redeemed on June 20, 2015.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale, of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.
This document contains forward-looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include: adverse conditions in the capital markets and the failure of holders to participate in the tender offer; changes in federal or state securities laws; and changes in our business and financial condition. FelCor and FelCor LP assume no obligation to update forward-looking information contained in this press release.
About FelCor

FelCor, a real estate investment trust, owns a diversified portfolio of primarily upper-upscale and luxury hotels that are located in major and resort markets throughout the U.S. FelCor partners with leading hotel companies to operate its hotels, which are flagged under globally renowned names and premier independent hotels.

Contact:
Stephen A. Schafer, Senior Vice President
(972) 444-4912 sschafer@felcor.com

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